Exhibit 99.2
Contact
David Speechly, Ph.D.
510.749.1853
david.speechly@celera.com
FOR IMMEDIATE RELEASE
CELERA REPORTS SECOND QUARTER FISCAL 2007 RESULTS
ROCKVILLE, MD — January 25, 2007 — Celera Group (NYSE:CRA), an Applera Corporation business, today reported a net loss of $0.5 million, or $0.01 per share, for the second quarter of fiscal 2007, compared to a net loss of $17.3 million, or $0.23 per share, for the second quarter of fiscal 2006. Included in the results for the second quarter of fiscal 2007 were items that increased income before taxes by approximately $2.4 million. Results for the second quarter of fiscal 2007 included a pre-tax gain of $2.5 million from the sale of a small molecule drug discovery and development program and a pre-tax gain of $2.4 million from a legal settlement. These gains were partially offset by a pre-tax charge of $2.5 million in the quarter primarily related to additional restructuring costs associated with the previously announced decision to partner or sell the small molecule drug discovery and development programs. Results for the second quarter of fiscal 2007 also included tax benefits of approximately $1.0 million related to the recognition of the prior fiscal year’s R&D tax credits as a result of the new tax legislation effective January 1, 2006. All per share amounts refer to Applera Corporation-Celera Group Common Stock.
“While this quarter’s results include several special events that positively impacted our overall performance, I’m very pleased with the progress we are making toward our goal of profitability by the end of our fiscal 2008,” said Tony L. White, Chairman, President and Chief Executive Officer of Applera Corporation.
“Continued strength in sales of key products, particularly the m2000™ system, contributed to growth in end-user revenues,” said Kathy Ordoñez, President of Celera. “We are also developing improved operational efficiencies across many business functions and expect that the momentum in sales, combined with these efficiencies, should translate into reduced losses and use of cash for the fiscal year relative to what we envisioned at its start.”
Financial Highlights
•	Reported revenues for the second quarter of fiscal 2007 were $13.2 million, compared to $10.3 million for the second quarter of fiscal 2006. Excluding the $2.5 million from the sale of a small molecule drug discovery and development program, the increase was primarily due to higher diagnostic-related licensing, royalty and product revenues, partially offset by a lower equalization payment. Some of these revenues were previously reported as Celera Diagnostics’ revenues in the prior year period. The second quarter of fiscal 2006 included $2.1 million of revenues from the discontinued Online/Information and Paracel businesses.

Reported revenues for the Group are comprised of product sales, equalization payments, and license and collaborative revenues. Product sales consist primarily of shipments to our partner, Abbott, at cost. Revenues from items that are outside of the alliance with Abbott are also reported in this category. Equalization payments result from an equal sharing of alliance profits and losses between the alliance partners and vary each period depending on the relative income and expense contribution of each partner.

•	R&D expenses for the second quarter of fiscal 2007 were $12.0 million, compared to $28.7 million in the prior year quarter. SG&A expenses for the second quarter of fiscal 2007 decreased to $7.3 million from $8.8 million in the prior year quarter. These expense reductions were primarily due to the decision to exit small molecule drug discovery and development.

•	At December 31, 2006, the Group’s cash and short-term investments were $566.9 million, compared to $566.4 million at September 30, 2006.
Supplemental Financial Information
•	For the second quarter of fiscal 2007, total end-user revenues increased 21.5 percent to $23.2 million from $19.1 million in the prior year quarter. These end-user revenues included products sold through the alliance with Abbott and revenues from our unpartnered new genetic tests. Increased sales of HIV and HCV RealTime™ viral load assays used on the m2000 system, sales of analyte specific reagents (ASRs) for thrombosis, and ASRs for cystic fibrosis all contributed to the year-over-year growth. The second quarter of fiscal 2006 included $1.9 million in end-user revenues from a low resolution HLA product line that was removed from the alliance in December 2005.
Business and Scientific Developments
•	Innogenetics N.V., Ghent, Belgium, brought a patent infringement suit against Abbott in September 2005 covering the U.S. sale of hepatitis C virus (HCV) genotyping products. In September 2006, a jury in Madison, Wisconsin found that the sale of these products willfully infringed a U.S. patent owned by Innogenetics. In January 2007, the U.S. District Court for the Western District of Wisconsin ruled in favor of Innogenetics’ request for a permanent injunction, and as such, ordered Abbott to withdraw its products from the market. The court also reversed the jury verdict of willful infringement and ruled that Abbott did not willfully infringe Innogenetics’ patent and denied Innogenetics’ request for enhanced damages and attorneys’ fees. Innogenetics did not name Celera as a party in this lawsuit, but Celera has an interest in these products and in the outcome of the litigation because the enjoined products are manufactured by Celera and sold through its alliance with Abbott. Abbott has informed Celera that it will appeal the judgment as both Abbott and Celera believe that Innogenetics’ patent is invalid and that the alliance’s HCV genotyping ASRs do not infringe Innogenetics’ patent. On January 19, 2007, the Court of Appeals for the Federal Circuit issued an order for a temporary stay of the injunction pending its consideration of Abbott’s motion for an emergency stay of the permanent injunction, and Innogenetics’ response to the motion.
•	In January, Health Canada approved the Abbott m2000 instrument system and the Abbott RealTime™ HIV-1 and hepatitis C virus (HCV) viral load tests for marketing in Canada. This is the first HIV-1 viral load assay approved by Health Canada that can detect and accurately measure HIV-1 group M, group O and group N subtypes.

•	In December, Celera published findings in the American Journal of Human Genetics (AJHG) that variants in two genes (IL12B and IL23R) involved in regulating the behavior of cells of the immune system independently contribute to psoriasis risk. These findings provide genetic evidence to support the ongoing development of therapeutics that target the interleukin-12 and interleukin-23 (IL-12 and IL-23) pathways. This publication will appear in the February 2007 print edition of AJHG.

•	In November, Celera and its collaborators presented results from two studies as part of the scientific sessions at the American Heart Association 2006 meeting in Chicago, IL. One study was from the Atherosclerosis Risk in Communities (ARIC) study describing progress in the development of an initial combination of genetic variants that predicts risk for coronary heart disease (CHD), and the other described the association of one of these variants (VAMP8) with CHD in the Johns Hopkins Sibling Study.

•	In December, following shareholder approval, Celera Genomics Group changed its name to Celera Group.
Celera Outlook
Celera anticipates that its fiscal 2007 financial performance will be affected by continued growth in demand for current and new diagnostic products, timing of the anticipated approval of the m2000 system in the U.S., and potential revenue from technology licenses and collaborations. End-user revenues could also be affected by Abbott’s success in obtaining an emergency stay of the permanent injunction pertaining to HCV genotyping products, as described above. Subject to the inherent uncertainty associated with these factors, Celera has the following expectations regarding its financial performance for fiscal 2007:
•	Total reported revenues are anticipated to be $43 – $48 million, up from the prior guidance of $40 – $45 million. This includes revenues from licensing and collaborations, which are anticipated to be $10 – $15 million, up from the prior guidance of $8 – $12 million.

•	Reported R&D expenses are anticipated to be $50 – $55 million, down from the prior guidance of $55 – $65 million. SG&A expenses are unchanged and anticipated to be $30 – $35 million.

•	Net loss from operations is anticipated to be $18 – $25 million, down from the prior guidance of $28 – $35 million.

•	Celera expects to consume approximately $10 – $20 million in cash and short-term investments, down from the prior guidance of $35 – $45 million, to fund operations, anticipated growth in placements of the m2000 system, and cash costs related to the fiscal 2006 restructuring. This does not include any proceeds that might be received from the sale of Celera’s small molecule facilities in South San Francisco, CA.

•	Total end-user revenues recognized through Celera’s alliance with Abbott and total revenue from unpartnered new genetic tests are unchanged and anticipated to be $105 – $115 million.

Other risks and uncertainties that may affect Celera’s financial performance are detailed in the Forward-Looking Statements section of this release.
The comments in the Outlook section of this press release reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.
Conference Call & Webcast
A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately. The Applied Biosystems Group portion of the call will start at 11:00 a.m. (ET). The Celera Group portion of the call will start at 11:45 a.m. (ET), or immediately following the end of the Applied Biosystems portion of the call, if later.
During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 617.614.4929 and enter passcode 68364489 at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section of either www.applera.com or www.celera.com, or the “Investors” section of www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on January 25 until February 12, 2007. Interested parties should call 617.801.6888 and enter passcode 60406572.
Applera also encourages stockholders to submit questions for management consideration by e-mail in advance of the conference call. Such questions, which should be brief and reasonably related to the releases, may be submitted to inna.kats@applera.com. While management cannot commit to answer all such submissions, it will endeavor to do so during the available time of the conference call.
About Applera Corporation and Celera
Applera Corporation consists of two operating groups. Celera is primarily a molecular diagnostics business that is using proprietary genomics and proteomics discovery platforms to identify and validate novel diagnostic markers, and is developing diagnostic products based on these markers as well as other known markers. Celera maintains a strategic alliance with Abbott for the development and commercialization of molecular, or nucleic acid-based, diagnostic products, and it is also developing new diagnostic products outside of this alliance. Through its genomics and proteomics research efforts, Celera is also discovering and validating therapeutic targets, and it is seeking strategic partnerships to develop therapeutic products based on these discovered targets. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of over $1.9 billion during fiscal 2006. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Celera is available at http://www.celera.com.
Forward-Looking Statements
Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera’s business include but are not limited to: (1) Celera is an early-stage company and may not achieve profitability when expected, if at all; (2) Celera’s business is substantially dependent on maintaining its existing strategic alliance with Abbott Laboratories and entering into new collaborations, alliances, and similar arrangements with other companies, which may not be successful; (3) Celera does not have the resources necessary to develop therapeutic products and therefore will not be able to participate in the development or commercialization of therapeutic products other than through collaborations or licensing arrangements with other companies; (4) Celera is using novel and unproven methods to discover markers for the development of new diagnostic products and targets for the development of new therapeutics, which may not be successful; (5) clinical trials of therapeutic or diagnostic products may not proceed as anticipated, may take several years and be very expensive, and may not be successful; (6) diagnostic or therapeutic products may not receive required regulatory clearances or approvals; (7) the diagnostic and therapeutic industries are very competitive, and new therapeutic or diagnostic products may not be accepted and adopted by the market; (8) demand for diagnostic or therapeutic products may be adversely affected if users of these products cannot receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (9) the U.S. Food and Drug Administration has issued a draft interpretation of the regulations governing the sale of Analyte Specific Reagent products which could prevent or delay Celera’s or its collaborators’ or licensees’ sales of these products and harm Celera’s business; (10) Celera relies on access to biological materials and related clinical and other information for some of its research and development efforts, and such materials and information may be in limited supply or inaccessible to Celera; (11) Celera may be subject to product liability or other claims as a result of the testing or use of therapeutic or diagnostic products, including those commercialized through collaborators or licensees; (12) Celera relies on scientific and management personnel having the necessary training and technical backgrounds and also on collaborations with scientific and clinical experts at academic and other institutions who may not be available to Celera or who may compromise the confidentiality of Celera’s proprietary information; (13) Celera may be subject to liabilities related to its use, manufacture, sale, and distribution of hazardous materials; (14) Celera’s ability to protect its intellectual property is uncertain, its ability to protect its trade secrets is limited, Celera is subject to the risk of infringement claims, and it may need to license intellectual property from third parties to avoid or settle such claims; (15) an adverse outcome in legal proceedings involving Abbott, such as the Innogenetics lawsuit described earlier in this release, could harm Celera’s business and subject it to liabilities; (16) Celera is dependent on the operation of computer hardware, software, and Internet applications and related technology; (17) legal, ethical, and social issues related to the use of genetic information could adversely affect demand for Celera’s diagnostic products; (18) future acquisitions by Celera may not be successful, may divert management from operations, may cause dilution, and may result in impairment or other charges; (19) the outcome of the existing stockholder litigation is uncertain; (20) Celera has limited commercial manufacturing experience and capabilities and relies on a single manufacturing facility for manufacturing its diagnostic products; (21) Celera relies on a single supplier or a limited number of suppliers for key components of certain of its diagnostic products; (22) Celera’s principal facilities are subject to the risk of earthquakes, which could interrupt operations; and (23) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.
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Copyright 2007 Applera Corporation. All Rights Reserved. AB(Design) and Celera and ViroSeq are registered trademarks, and Applied Biosystems and Applera are trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries. RealTime and m2000 are trademarks of Abbott Laboratories or its subsidiaries in the U.S. and/or certain other countries.

APPLERA CORPORATION
CELERA GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2006	2005	2006	2005
Net revenues	$13.2	$10.3	$23.4	$19.5
Cost of sales	4.5	5.2	8.3	9.6

Gross margin	8.7	5.1	15.1	9.9
Research and development	12.0	28.7	25.2	58.2
Selling, general and administrative	7.3	8.8	14.5	18.7
Amortization of purchased intangible assets		0.4		1.1
Employee-related charges, asset impairments and other	2.5		6.0
Asset dispositions and legal settlements	(2.4)		(2.4)	0.7

Operating loss	(10.7)	(32.8)	(28.2)	(68.8)
Gain on investments, net				4.5
Interest income, net	7.0	5.9	13.5	11.2
Other income (expense), net	0.1	(0.2)	0.2	(0.2)

Loss before income taxes	(3.6)	(27.1)	(14.5)	(53.3)
Benefit for income taxes	(3.1)	(9.8)	(7.0)	(19.2)

Net loss	$(0.5)	$(17.3)	$(7.5)	$(34.1)

Loss per share analysis

Net loss per share
Basic and diluted	$(0.01)	$(0.23)	$(0.10)	$(0.46)

Weighted average number of common shares
Basic and diluted	78,200,000	74,781,000	77,985,000	74,601,000
Certain prior period amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2006
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied
	Biosystems	Celera
	Group	Group	Eliminations	Consolidated
Net revenues	$530.0	$13.2	$(1.3)	$541.9
Cost of sales	235.5	4.5	(0.6)	239.4

Gross margin	294.5	8.7	(0.7)	302.5
Selling, general and administrative	147.5	7.3	0.1	154.9
Research, development and engineering	50.9	12.0	(0.7)	62.2
Amortization of purchased intangible assets	2.9			2.9
Employee-related charges, asset impairments and other		2.5		2.5
Asset dispositions and legal settlements	(7.8)	(2.4)		(10.2)

Operating income (loss)	101.0	(10.7)	(0.1)	90.2
Interest income, net	3.4	7.0		10.4
Other income (expense), net	0.9	0.1		1.0

Income (loss) before income taxes	105.3	(3.6)	(0.1)	101.6
Provision (benefit) for income taxes	30.5	(3.1)	(0.3)	27.1

Net income (loss)	$74.8	$(0.5)	$0.2	$74.5

Net income (loss) per share
Basic	$0.41	$(0.01)
Diluted	$0.39	$(0.01)

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied
	Biosystems	Celera
	Group	Group	Eliminations	Consolidated
Net revenues	$481.9	$10.3	$(2.5)	$489.7
Cost of sales	219.4	5.2	(1.7)	222.9

Gross margin	262.5	5.1	(0.8)	266.8
Selling, general and administrative	135.8	8.8		144.6
Research, development and engineering	45.2	28.7	(0.8)	73.1
Amortization of purchased intangible assets	0.3	0.4		0.7
Employee-related charges, asset impairments and other	0.3			0.3
Asset dispositions and legal settlements	3.1			3.1

Operating income (loss)	77.8	(32.8)		45.0
Interest income, net	3.3	5.9		9.2
Other income (expense), net	1.2	(0.2)		1.0

Income (loss) before income taxes	82.3	(27.1)		55.2
Provision (benefit) for income taxes	51.4	(9.8)	(0.5)	41.1

Net income (loss)	$30.9	$(17.3)	$0.5	$14.1

Net income (loss) per share
Basic and diluted	$0.17	$(0.23)
Certain fiscal 2006 amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Six Months Ended December 31, 2006
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied
	Biosystems	Celera
	Group	Group	Eliminations	Consolidated
Net revenues	$1,006.3	$23.4	$(2.4)	$1,027.3
Cost of sales	456.2	8.3	(1.0)	463.5

Gross margin	550.1	15.1	(1.4)	563.8
Selling, general and administrative	282.6	14.5	0.1	297.2
Research, development and engineering	96.0	25.2	(1.1)	120.1
Amortization of purchased intangible assets	5.6			5.6
Employee-related charges, asset impairments and other		6.0		6.0
Asset dispositions and legal settlements	1.3	(2.4)		(1.1)
Acquired research and development	114.3			114.3

Operating income (loss)	50.3	(28.2)	(0.4)	21.7
Gain on investments, net	0.2			0.2
Interest income, net	6.0	13.5	0.1	19.6
Other income (expense), net	2.2	0.2		2.4

Income (loss) before income taxes	58.7	(14.5)	(0.3)	43.9
Provision (benefit) for income taxes	42.6	(7.0)	(0.2)	35.4

Net income (loss)	$16.1	$(7.5)	$(0.1)	$8.5

Net income (loss) per share
Basic	$0.09	$(0.10)
Diluted	$0.08	$(0.10)

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Six Months Ended December 31, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied
	Biosystems	Celera
	Group	Group	Eliminations	Consolidated
Net revenues	$897.4	$19.5	$(5.0)	$911.9
Cost of sales	412.7	9.6	(3.6)	418.7

Gross margin	484.7	9.9	(1.4)	493.2
Selling, general and administrative	257.8	18.7		276.5
Research, development and engineering	86.1	58.2	(1.5)	142.8
Amortization of purchased intangible assets	0.6	1.1		1.7
Employee-related charges, asset impairments and other	1.2			1.2
Asset dispositions and legal settlements	25.9	0.7		26.6

Operating income (loss)	113.1	(68.8)	0.1	44.4
Gain on investments, net		4.5		4.5
Interest income, net	7.7	11.2		18.9
Other income (expense), net	2.9	(0.2)		2.7

Income (loss) before income taxes	123.7	(53.3)	0.1	70.5
Provision (benefit) for income taxes	49.7	(19.2)	0.7	31.2

Net income (loss)	$74.0	$(34.1)	$(0.6)	$39.3

Net income (loss) per share
Basic and diluted	$0.38	$(0.46)
Certain fiscal 2006 amounts have been reclassified for comparative purposes.